Exhibit 99.1

FOR IMMEDIATE RELEASE

May 16, 2011

Citizens Bancshares Corporation Announces 2011 First Quarter Results

ATLANTA, May 16, 2011/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced first quarter net income before preferred dividends of $217,000 compared to $625,000 for the same period last year.  Net income available to common shareholders for the first quarter of 2011 was $158,000, or $0.07 per diluted common share compared to a net income available to common shareholders of $532,000, or $0.25 per diluted common share, reported for the first quarter of 2010.

The decline in net income is attributed to a reduction in gains on the sale of securities to $63,000 compared to $333,000 for the same period last year when the Company restructured a portion of its investment portfolio for interest rate risk purposes.  Also, in the first quarter of 2010, the Company received a $259,000 award for its participation in the U.S. Department of Treasury Bank Enterprise Award (BEA) which provides financial incentives for lending and investment activities within economically distressed communities. The Company did not receive a BEA award in the first quarter of 2011.

Mr. James E. Young, President and Chief Executive Officer, commenting on the first quarter results stated, “We noted that the quarter’s results were positively affected by expense management discipline and lower cost deposits.  Our results for the first quarter reflect expense reductions in all major categories except FDIC insurance assessment and other real estate owned, net.  The quarter’s results were also positively affected by a decrease in the provision for loan losses.  As we continue into 2011, we are confident that our strong balance sheet and capital levels position us to capitalize on opportunities in the markets and businesses in which we compete, and drive improved shareholder value.”

Other financial highlights:

•                  Average loans decreased modestly over the prior quarter by $2 million and by $8 million on a year over year basis, reflective of the current economic environment.

•                  Our deposit mix improved in the first quarter of 2011 compared to the fourth quarter of 2010 as average noninterest-bearing deposits increased by $1 million to $64 million and interest-bearing deposits decreased by $8 million to $275 million.  Average deposits for the first quarter of 2011 decreased by $3 million to $339 million from the previous quarter and by $3 million on a year over year basis.

•                  The Company’s net interest margin remains strong at 4.17% for the first quarter of 2011 compared to 4.27% in the previous quarter and 4.12% for the same period last year.

•                  Non-interest income decreased by $511,000 during the first quarter of 2011 compared to the same period last year due to a reduction in gains realized on the sale of securities and the fact that the Company received a BEA award in the first quarter of 2010 but did not receive an award for the same period in 2011.  The BEA is awarded to financial institutions for their efforts in lending in low to moderate income communities.

•                  Core expenses continue to be closely managed.  Excluding OREO related expenses, total non-interest expense declined by $192,000 compared to the first quarter of 2010.  All inclusive, total non-interest expense increased by a nominal $11,000 compared to the same quarter last year.

•                  The Company’s capital position remains strong at March 31, 2011 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

	1st	1st
	Quarter	Quarter
(In thousands, expect per share data)	2011	2010	Change
Income Statement
Net income available to common shareholders	$158	$532	(70.3)%
Net income per diluted common share	0.07	0.25	(72.0)%
Total revenue	5,252	6,257	(16.1)%
Provision for loan losses	475	630	(24.6)%
Noninterest income	1,241	1,752	(29.2)%
Noninterest expense	4,252	4,241	0.3%

Balance Sheet
Average loans, gross	194,825	203,227	(4.1)%
Average deposits	339,461	342,762	(1.0)%

Capital
Total capital (to risk weighted assets)	18%	17%
Tier 1 capital (to risk weighted assets)	17%	16%
Tier 1 capital (to average assets)	11%	10%

In the first quarter, the Company’s provision for loan losses decreased by $50,000 to $475,000 compared to the fourth quarter of 2010, and decreased by $155,000 compared to the same three month period last year due to improved credit quality.  The allowance for loan losses was $3.8 million at March 31, 2011 compared to $4.2 million at December 31, 2010.  At March 31, 2011, the allowance for loan losses was 30% of nonperforming loans compared to 32% at December 31, 2010. The Company considers its allowance for loan losses at March 31, 2011 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306